Termination Agreement

This Agreement is made by and between Nutra Pharma Corp., a California Corporation (“the Company”), with an address of 3473 High Ridge Road, Boynton Beach, FL 33426 (“the Company”), and Doherty & Company, LLC, a Delaware limited liability company (“Doherty & Company”) and Michael Doherty, an individual (“Doherty”). Doherty & Company, LLC and Doherty are referred to herein individually or collectively as “the Doherty Entities.”

WHEREAS, the Company and the Doherty Entities have maintained a business relationship whereby the Doherty Entities have provided certain services to the Company for a period of time pursuant to various written agreements; and

WHEREAS, the Company and the Doherty Entities now desire to terminate the business relationship and agreements between them as set forth herein.

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Doherty Entities, intending to be legally bound, mutually agree as follows:

1. Acknowledgment of Entire Agreement.
All written or oral understandings, agreements, covenants, promises, or arrangements between the Doherty Entities and the Company are set forth in the following written agreements dated as of June 1, 2005: (i) the Agreement titled “Letter Agreement” by and between the Company and the Doherty Entities whereby Doherty was appointed as the Company’s Executive Chairman (“the Letter Agreement”) and which granted Doherty & Company thirteen million six hundred thousand (13,600,000) options to purchase common stock (“the 13,600,000 Options”); (ii) the Agreement titled “Option to Purchase” by and between the Company and Doherty & Company (“the Option to Purchase Agreement”) which is also designated as Exhibit A to the Letter Agreement in (i) above; (iii) the untitled Financing Agent Agreement between the Company and Doherty whereby Doherty was appointed the Financing Agent for the Company (“the Financing Agent Agreement”); and (iv) the untitled Indemnification Agreement between the Company and Doherty & Company. The Letter Agreement, the Option to Purchase Agreement, the Financing Agent Agreement, and the Indemnification Agreement are collectively referred to herein as “the Doherty Agreements.” It is understood and acknowledged by the Company and the Doherty Entities that the Doherty Agreements are the only agreements and understandings of the parties, and there are no other written or oral understandings, agreements, covenants, promises, obligations or arrangements, directly or indirectly, between the parties except as set forth herein.

2. Termination of Doherty Agreements.
The Company and Doherty agree that the employment and/or contractual relationship established by the Doherty Agreements shall terminate and cease as of the execution of this Termination Agreement (“the Termination Agreement”) and the Company shall not be obligated to provide any benefits or pay any compensation or consideration now or at any time in the future including but not limited to salaries, commissions, reimbursements, expenses, sums of any nature, securities of any nature, including common stock, warrants and/or options to purchase common stock, to the Doherty Entities whether accrued or unaccrued, billed or unbilled, due or not due, delivered or not delivered pursuant to the Doherty Agreements. Any provision or obligation contained or arising out of any provision in any of the Doherty Agreements which survived the termination of those agreements including any duty or obligation of the Company to provide now or at any time in the future any payment, benefit, indemnification, contribution, or defense to the Doherty Entities or to any third party is hereby terminated. Any provision in the Doherty Agreements relative to the manner, method, timing, notification of, or necessity to establish cause for termination of the Doherty Agreements or any portion thereof are considered to have been complied with and/or waived by the Doherty Entities.

3. Resignation by Doherty.
Doherty hereby tenders, and the Company accepts, Doherty's resignation from any and all positions that Doherty may currently hold with the Company as a result of the Letter Agreement, including Doherty's position as the Company’s Executive Chairman, Chairman of the Board, or any and all other positions, effective upon execution hereof. The Doherty Entities represent that they have not entered into any agreement on behalf of the Company designed to bind the Company to any contract or transaction. Upon execution hereof, the Doherty Entities hereby forfeit and release all claims and rights of ownership of the 13,600,000 Options and request cancellation of all of the 13,600,000 options granted to the Doherty Entities pursuant to the Option to Purchase Agreement and the Letter Agreement regardless of whether any of the foregoing options have vested, been exercised or been delivered to the Doherty Entities.

4. Ownership of the 13,600,000 Options.
The Doherty Entities represent that until the time of execution of this Termination Agreement by all parties, Doherty & Company was the sole beneficial owner of the 13,600,000 Options and no portion of the 13,600,000 Options has been promised, assigned, sold, pledged, or otherwise transferred to any third party.

5. Resignation of Doherty & Company.
Doherty & Company hereby tenders, and the Company accepts, its resignation from any and all positions Doherty & Company may currently hold with the Company as a result of the Financing Agreement, including but not limited to the Company’s agent and investment banker. Doherty & Company represents that Doherty & Company has not consummated any financing on behalf of or for the Company. Doherty & Company waives any right to receive any future compensation pursuant to Paragraph 7 of the Financing Agreement and no portion of the Financing Agreement shall survive its termination hereunder.

6. In connection with the Doherty Agreements, the Doherty Entities represent that:
i. No party is owed a fee of any type for any services provided by Doherty;
ii. The Doherty Entities have not entered into any agreement of any nature on behalf of the Company; and
iii. The Doherty Entities have not undertaken any acts that create any liability or obligation of any type of the Company.

7. Consideration to Doherty.
i. Grant.
In consideration for entering into this Termination Agreement, the Company, upon execution hereof, hereby grants to Doherty & Company, options to purchase two million (“2,000,000”) shares of the Company's common stock (“the 2006 Option”) upon the terms and conditions set forth herein (the “2006 Option Shares”). The Doherty Entities agree that the Company's grant of the 2006 Option Shares is in full accord and satisfaction of any obligations, claims, sums, amounts and/or disputes that the Doherty Entities may have with the Company. The Doherty Entities understand, covenant, and agree that the terms of this Termination Agreement, and the 2006 Option is the sole consideration for this Termination Agreement and that the Doherty Entities accept said consideration for the purpose of making a full and final compromise, adjustment and settlement of all claims for injuries, losses, and damages resulting, or to result, from any claims against the Company.

ii. Vesting.
The 2006 Option shall vest upon execution of this Termination Agreement and shall be exercisable at any time from the date of execution of this Termination Agreement until May 31, 2010.

iii. Exercise Price.
The exercise price (the “Exercise Price”) for each share of Common Stock covered by the 2006 Option shall be $0.27 per Common Share.

iv. Partial Exercise. Subject to the terms of this Termination Agreement, the 2006 Option may be exercised for all or any part of the 2006 Option Shares.

v. Method of Exercising Option.
The 2006 Option, or any portion thereof, may be exercised by the Doherty Entities by delivering to the Company at its main office (to the attention of the Company's President) written notice of the number of shares of common stock with respect to which the Option is being exercised and by paying in full the purchase price of the shares of stock so purchased.

vi. Assignability of Options.
Doherty & Company may assign the 2006 Option granted hereunder.

vii. Expiration.
The 2006 Option shall in no event be exercisable after May 31, 2010.

viii. Issuance of Stock Certificates upon Exercise.
Subject to the Provisions of this Termination Agreement, upon receipt by the Company of the Exercise Price for any portion of the 2006 Option, the Company shall issue to the Doherty Entities shares of common stock equal to the number of common shares purchased under the 2006 Option.

ix. No Rights as a Shareholder.
The Doherty Entities shall not have any rights as a shareholder regarding any shares of common stock covered by the 2006 Option until the issuance of a stock certificate for such shares. No adjustment shall be made on the issuance of a stock certificate to the Doherty Entities as to any dividends or other rights for which the record date occurred prior to the date of issuance of such certificate by the Company's transfer agent.

x. Adjustment of Options.
The grant of the 2006 Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Company shall have the sole discretion to make all interpretations and determinations required under this Paragraph to the extent it deems equitable and appropriate.

8. Indemnification
i. Indemnification Generally.
For a period of six months after the date of execution of this Agreement, the Company shall indemnify the Doherty Entities from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, closing costs and expenses resulting from services provided by the Doherty Entities pursuant to the Doherty Agreements. Notwithstanding the foregoing, the Company shall not be liable for any losses to the extent such Losses arise out of, result from or are increased by, the breach of this Agreement by, or the fraudulent acts or gross negligence of the Doherty Entities or in the event of any breach by the Doherty Entities of a representation, warranty or covenant of the Doherty Agreements.

ii. Indemnification Procedures. In the event, the Doherty Entities are entitled to indemnification, it shall give notice as promptly to the Company of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing in respect of which indemnity may be sought hereunder. Upon such notification, the Company Party shall assume the defense of such action if it is a claim brought by a third party, and after such assumption the Doherty Entities shall not be entitled to reimbursement of any legal expenses incurred by it in connection with such action except as described below. In any such action, the Doherty Entities Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Doherty Entities unless: (a) the Doherty Entities and the Company shall have mutually agreed in writing to the contrary, or (b) the named parties in any such action (including any impleaded parties) include both the Company and Doherty and the representation of both parties by the same counsel would be inappropriate due to actual conflicting interests between them. The Company if it is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by the Company with respect to such claim, unless in the reasonable judgment of the Company an actual conflict of interest may exist with respect to such claim, in which event the Doherty Entities shall be obligated to pay the fees and expenses of such additional counsel or counsels. The Company shall not be liable for any closing of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Company shall indemnify the Doherty Entities from and against any Losses.

9. Restrictive Covenants.
i. The Doherty Entities agree to hold and safeguard all trade secrets, proprietary information, and confidential information of the Company in trust and confidence for the Company. The Doherty Entities agree that they shall not misappropriate, disclose, or make available to any person or any entity for use at any time any of the said information, and the Doherty Entities agree not to use any of the said information, whether or not it was developed by the Doherty Entities, to their own advantage or to the advantage of others.

ii. The Doherty Entities agree that all records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company's customers, products, processes, technical information or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company's operations or business, testing, formulations or product development received by the Doherty Entities during their contractual relationship with the Company are, and shall be, property of the Company exclusively. Doherty agrees to immediately return to the Company all of the material mentioned above, including written notes, memorandums, or notes taken by Doherty and all tangible materials, including, without limitation, correspondence, drawings, manuals, letters, notebooks, reports, flow-charts, programs, and proposals. No copies will be made by the Doherty Entities, or retained by the Doherty Entities, of any written information obtained, whether or not developed by the Doherty Entities.

10. Breach by Doherty Entities.
In the event of a breach by the Doherty Entities of the terms of this Termination Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Termination Agreement by Doherty and to enjoin Doherty from any further violation of this Termination Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Doherty acknowledges, however, that the remedies at law for any breach by the Doherty Entities of the provisions of this Termination Agreement may be inadequate and that the Company shall be entitled to injunctive relief against them in the event of any breach. If the Company prevails in a proceeding for damages or injunctive relief, Doherty agrees that the Company, in addition to other relief, shall be entitled to the following in connection with the Doherty Entities’ (either individually or collectively) violations of any terms of this Termination Agreement: (a) reasonable attorney fees, costs, and the expenses of litigation incurred by the Company in securing the relief granted by the Court; (b) the cancellation of the right to exercise any part of the 2006 Option that remains unexercised at the time; (c) repayment of all profits earned by Doherty from the options, said profits to be determined by taking the difference between the exercise price and the per share price for such shares as were sold by the Doherty Entities.

11. Choice of Law and Venue.
Law and Arbitration.
This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed and performed in such State, without giving effect to conflict of law principles. All controversies, claims and matters of difference arising between the parties under this Termination Agreement shall be submitted to binding arbitration in Palm Beach County, Florida under the Commercial Arbitration Rules of the American Arbitration Association ("the AAA") from time to time in force (to the extent not in conflict with the provisions set forth herein). This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other parties to this Termination Agreement and with the AAA. Once the arbitral tribunal has been constituted in full, a hearing shall be held and an award rendered as soon as practicable. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and the parties are not making progress toward a resolution. In no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable contractual or other statutes of limitations. The parties shall have reasonable discovery rights as determined by the arbitration. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. The decision of the arbitrators shall be rendered in writing and shall state the manner in which the fees and expenses of the arbitrators shall be borne.

12. Counterparts.
This Termination Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Termination Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Termination Agreement bearing the signature of the party so delivering this Termination Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed Execution Page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof, provided that the failure to so deliver any manually executed Execution Page shall not affect the validity or enforceability of this Termination Agreement.

13. Headings.
The headings of this Termination Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Termination Agreement.

14. Severability.
If any provision of this Termination Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Termination Agreement or the validity or enforceability of this Termination Agreement in any other jurisdiction.

15. Entire Agreement; Amendments.
This Termination Agreement and the instruments referenced herein contain the entire understanding of the Doherty Entities, and the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Doherty Entities makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Termination Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Termination Agreement may be amended other than by an instrument in writing signed by the Company and the Doherty Entities.

16. Notices. Any notices required or permitted to be given under the terms of this Termination Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

Nutra Pharma Corp.
1829 Corporate Drive
Boynton Beach, Florida 33426
Attn:   Rik Deitsch
            Chief Executive Officer

If to Michael Doherty to:

Michael Doherty
1999 Avenue of Stars
Los Angeles, California 90069
Suite #1800

If to Doherty & Company to:

Doherty & Company, LLC
Same
___________________
___________________
Attn: Michael Doherty

17. Successors and Assigns.
This Termination Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein or therein, the Doherty Entities may not assign this Termination Agreement or any rights or obligations hereunder.

18. Further Assurances.
The Doherty Entities shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other Termination Agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Termination Agreement.

19. Waivers.
No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach by any other party of any representation, warranty, covenant or agreement contained in this Termination Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Termination Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

20. Variations in Pronouns.
Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include the singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

21. Presumption Against Scrivener and Mutual Understandings.
Each party waives the presumption that this Termination Agreement is presumed to be in favor of the party which did not prepare it, in case of a dispute as to interpretation. This Termination Agreement has been freely and fairly negotiated by the parties hereto and each party has been provided the opportunity to have the Termination Agreement reviewed by legal counsel of their choice and to modify the terms hereof and, therefore, this Termination Agreement shall be construed and interpreted without any presumption, or other rule, requiring construction or interpretation against the interest of the party causing this Termination Agreement to be drafted. This Termination Agreement embodies the entire understanding between the parties and supersedes and cancels all prior understandings and agreements, whether oral or written. The Doherty Entities represent and verify that they have not breached any terms of the Doherty Agreements. If it is later discovered that such representation is untrue, then and in that event, the Company reserves the right to seek any remedy permitted by the said Agreement and/or any existing laws notwithstanding the language of this Termination Agreement. Additionally, the failure to disclose such past or current breach and/or violations of such agreements shall be considered a material breach of this Termination Agreement.

22. Release.
The Doherty Entities, their heirs, executors, administrators, successors and assigns, whether herein named or referred to or not, do hereby release, discharge, and acquit and by these presents does hereby release, acquit, and forever discharge the Company, its successors and assigns, its agents, servants, and its divisions, subdivisions, and affiliates, of and from any and all past, present, and future claims, counterclaims, grievances, assertions, matters, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, contracts, agreements, promises, covenants, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, including, but not limited to, any claims that have been or might have been asserted as a result of the establishment or termination of the relationship between the Company and the Doherty Entities, hereinafter collectively referred to as the Doherty Claims. It is the intention of the parties hereto to effect a full and final complete release of all such Doherty Claims. It is expressly understood and agreed that this Termination Agreement is intended to cover, and does cover, not only all now known injuries, losses, and damages, but any future injuries, losses, and damages not now known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof.

23. Attorney Fees. Each party to this Termination Agreement shall pay their own attorney fees with respect to the drafting, negotiation, and execution of this Termination Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement on this 30 day of March, 2006.

Witness:

NUTRA PHARMA CORP.
/s/  Rik J Deitsch 4/1/06
By: Rik J Deitsch
Its: President

DOHERTY & COMPANY, LLC
/s/  Michael Doherty
By: Michael Doherty
Its: President

/s/ Michael Doherty
Michael Doherty